Exhibit 7.06

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	DEUTSCHE BANK AG, SINGAPORE BRANCH One Raffles Quay, South Tower Level 17 Singapore 048583

PERSONAL AND CONFIDENTIAL

April 6, 2018

Teamsport Parent Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

Project Teamsport

$200 Million Senior Bridge Facility

Commitment Letter

Ladies and Gentlemen:

Teamsport Parent Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“you” or “ParentCo”), has advised Morgan Stanley Senior Funding, Inc. (acting through such of its affiliates or branches as it deems appropriate, “MSSF”) and Deutsche Bank AG, Singapore Branch (acting through such of its affiliates or branches as it deems appropriate, “DB” and, together with MSSF, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”), directly or indirectly, 100% of the equity interests of eHi Car Services Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Target” or the “Company”) pursuant to the terms and provisions of that certain Agreement and Plan of Merger (including the schedules, exhibits and annexes thereto and as amended from time to time, the “Merger Agreement”), among the Company, ParentCo and your direct subsidiary (“Merger Sub”) as further set forth on Annex I hereto (the “Transaction Summary”) and to consummate the other transactions described in the Transaction Summary (the Acquisition, the financing therefor, the payment of the Transaction Costs (as defined in Annex I hereto) and the other transactions described in the Transaction Summary, are referred to herein collectively as the “Transactions”). Capitalized terms used but not otherwise defined herein and defined in the Term Sheets (as defined below) shall (i) prior to the satisfaction of the OpCo Bridge Conditions (as defined below), have the meaning assigned to such terms in Exhibit A and (ii) following the satisfaction of the OpCo Bridge Conditions, have the meaning assigned to such terms in Exhibit B. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.

You have further advised us that it is intended that the financing for the Transaction will include a $200 million senior bridge facility (the “Bridge Facility”) as described in the Term Sheets. The Borrower under the Bridge Facility shall be ParentCo and the terms of the Bridge Facility shall be those set forth in Exhibit A hereto unless the Target, on or prior to the Closing Date (as defined in Annex I hereto), (i) has obtained the consent of the holders of at least a majority in aggregate principal amount of its 5.875% Senior Notes due 2022 (the “2022 Notes”) to amend the 2022 Indenture (as defined in Annex I hereto) in accordance with the Consent Solicitation (as defined in the Merger Agreement) and (ii) (x) has obtained the consent of the holders of at least a majority in aggregate principal amount of its 7.50% Senior Notes due 2018 (the “2018 Notes”) to amend the indenture governing the 2018 Notes in accordance with the Consent Solicitation and/or (y) has redeemed or otherwise repurchased, or substantially concurrently with the closing of the Acquisition will redeem or otherwise repurchase, all of the 2018 Notes (collectively, the “OpCo Bridge Conditions”), in which case the Borrower under the Bridge Facility will instead be Merger Sub and the terms of the Bridge Facility shall be those set forth on Exhibit B hereto.

1.	Commitment and Agency Appointments

In connection with the foregoing, each Commitment Party hereby commits, on a several but not joint basis, to provide the percentage of the entire principal amount of the Bridge Facility set forth opposite its name on Schedule I hereto (the “Initial Bridge Lenders”), (i) upon the terms set forth in this commitment letter, the Transaction Summary and the Summaries of Terms and Conditions attached hereto as Exhibit A or B, as the case may be (the “Term Sheets”) and (ii) the initial funding of which is subject only to the conditions set forth in Exhibit C attached hereto (such Exhibit C, together with this commitment letter, the Transaction Summary and the applicable Term Sheet, collectively, this “Commitment Letter”).

It is agreed that MSSF and DB will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities and together with any designated affiliates, each a “Lead Arranger” and, together with any additional arrangers appointed pursuant to the paragraph below, the “Lead Arrangers”). In addition, it is agreed that an institution agreed by you and the Lead Arrangers will act as administrative agent and (if the OpCo Bridge Conditions are not satisfied) collateral agent for the Bridge Facility (in such capacity and together with any designated affiliates, the “Administrative Agent”). Each of the Lead Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein and in the Loan Documents. It is further agreed that MSSF shall have the “left” lead arranger title, shall have “left placement” in any offering and marketing materials for the Bridge Facility, and shall hold the roles and responsibilities conventionally understood to be associated with such title and name placement.

No other agents, co-agents, lead arrangers, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the fee letter, dated as of the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”)) will be paid to any Lender in connection with arranging, syndicating or funding the Bridge Facility unless you and we shall so agree.

2.	Syndication; Information

The Lead Arrangers shall not syndicate all or a portion of the Bridge Facility prior to the Closing Date. Following the Closing Date, the Lead Arrangers reserve the right to syndicate all or a portion of the Bridge Facility to a group of financial institutions identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your acceptance not to be unreasonably withheld, conditioned or delayed) (the “Lenders”) (it being understood and agreed that the Lead Arrangers will not syndicate all or any portion of the Bridge Facility to any Disqualified Institution (as defined below)).

We agree that we will not syndicate the Bridge Facility to those persons that are (a) competitors of the Target or any of its subsidiaries in the same or a similar line of business as the Target and its subsidiaries (each such person, a “Competitor”) who have been identified to the Lead Arrangers in writing prior to the date hereof, (b) such other persons who have been identified to the Lead Arrangers in writing prior to the date hereof or (c) any vulture fund or hedge fund, in each case, the principal activity of which is known to the Lead Arrangers to be purchasing, investing in or trading of distressed debt (such persons described in clauses (a) through (c), together with their affiliates that are reasonably identifiable by name, collectively, the “Disqualified Institutions”); provided, that you may, prior to the Closing Date and thereafter only after the earlier to occur of (i) a Successful Syndication (as defined below) and (ii) the last day of the Syndication Period (as defined below), supplement in writing to the the Administrative Agent, the list of persons that are Disqualified Institutions to include (x) any additional Competitors (together with their affiliates that are reasonably identifiable by name) and (y) any known affiliate of a Competitor identified to the Administrative Agent in writing by you (it being understood that any such supplement shall not apply retroactively to disqualify any person that previously acquired an assignment or participation in the Bridge Facility); provided, further, that Disqualified Institutions shall not include any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity (other than any person separately identified as a Disqualified Institution in accordance with clauses (i) and (ii) above) that is (x) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and (y) managed, sponsored or advised by any person controlling, controlled by or under common control with a Competitor or affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (B) has access to any information (other than information that is publicly available) relating to you, the Target, or any entity that forms a part of any of your or its respective businesses or any of your or its respective subsidiaries. The term “Successful Syndication” shall mean that the Commitment Parties and their affiliates shall hold commitments with respect to, or loans under, the Bridge Facility of not more than $0.

Successful Syndication is not a Condition to Closing. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that none of the commencement or completion of the syndication of the Bridge Facility, obtaining the ratings set forth below or the receipt of any commitments in connection therewith shall constitute a condition precedent to the availability or the initial funding of the Bridge Facility on the Closing Date or at any time thereafter and that the commitments hereunder or the funding of the Bridge Facility on the Closing Date are not subject to syndication of the Bridge Facility.

Syndication Generally. The Lead Arrangers shall have the right to commence syndication efforts promptly upon the Closing Date. The Lead Arrangers will, in consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 2), manage all aspects of any syndication of the Bridge Facility, including decisions as to the selection of institutions to be approached (which may not include Disqualified Institutions) and when such institutions will be approached, which institutions will participate (which institutions shall be reasonably acceptable to you (your acceptance not to be unreasonably withheld, conditioned or delayed)) and the amount and distribution of fees among the Lenders.

Clear Market. You agree that prior to and during the syndication of the Bridge Facility (but in any event ending no later than the expiration of the Syndication Period (as defined below)) you shall ensure (and with respect to the Target, you shall use your commercially reasonable efforts to ensure) that there shall be no competing issues of debt for borrowed money by or on behalf of the Company, you, the Borrower or any of your or their respective subsidiaries, parent companies or special purpose vehicles or orphan companies formed by or at your request being announced, offered, placed or arranged (other than the Bridge Facility, any onshore borrowings by the Company’s subsidiaries operating in the People’s Republic of China, any Senior Notes or any other Securities (as defined in the Fee Letter), in each case that could reasonably be expected to materially impair the syndication of the Bridge Facility (it being understood that the Company’s and its subsidiaries’ ordinary course capital lease, short-term working capital facilities, letters of credit, purchase money and equipment financings will not materially impair the syndication of the Bridge Facility).

Your Obligations in Connection with Syndication. You agree to assist (and to use your commercially reasonable efforts to cause the Target to assist) the Lead Arrangers from and after the Closing Date and until the earlier to occur of (i) a Successful Syndication and (ii) 60 days after the Closing Date (the “Syndication Period”) in completing a syndication reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include:

(a)	using your commercially reasonable efforts to ensure that any syndication efforts benefit materially from existing lending and investment banking relationships of you and the Sponsors (as defined below) and, to the extent practical and appropriate, the Company;

(b)	facilitating direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between your non-legal advisors and the senior management and non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand, subject to your rights set forth in the Merger Agreement), in all such cases upon reasonable advance notice and at times and locations to be mutually agreed upon;

(c)	your assistance, and your using commercially reasonable efforts to cause the Company to assist, in the preparation of a customary confidential information memorandum (an “Information Memorandum”) for the Bridge Facility and other customary marketing materials to be used in connection with the syndication of the Bridge Facility, including customary financial information, as the Lead Arrangers may reasonably request, subject to the limitations on your rights to request information concerning the Target and its subsidiaries set forth in the Merger Agreement;

(d)	the hosting, with the Lead Arrangers, of one meeting (or, if you and we agree, a conference call in lieu of such meeting) of prospective Lenders at a time and location to be mutually agreed upon (and using your commercially reasonable efforts to cause the senior management of the Target to be available for such meeting), and, as you and we may reasonably agree, additional meetings and/or calls with prospective Lenders as part of the syndication process, subject to the limitations on your rights with respect to the Target and its subsidiaries set forth in the Merger Agreement; and

(e)	using your commercially reasonable efforts to obtain public corporate credit or public corporate family ratings (but not specific ratings in either case), as applicable, of the Borrower and public ratings (but not specific ratings) for the Bridge Facility from each of Fitch Ratings, Inc. (“Fitch”) and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation (“S&P”).

Information. You hereby represent and warrant that (to your knowledge with respect to information relating to the Company and its subsidiaries), (a) all written information concerning you and your subsidiaries and the Target and its subsidiaries provided to the Commitment Parties (other than the Sponsor Model, other forward-looking information and information of a general economic or general industry nature) (the “Information”) that has been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates relating to the Transactions by or on behalf of you, Merger Sub, the Company or the Sponsors or any of your or their representatives, does not or will not, when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Sponsor Model has been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time the Sponsor Model is made available to the Lead Arrangers; it being understood that the financial projections in the Sponsor Model are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results during the period or periods covered by the financial projections in the Sponsor Model may differ from projected results and that such differences may be material. You agree that if, at any time prior to the date on which a Successful Syndication has been achieved, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to the Information and portions of the Sponsor Model relating to the Company and its subsidiaries) in any material respect if the Information or Sponsor Model were being furnished, and such representations were being made, at such time, then you will (and with respect to the Information and portions of the Sponsor Model concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Merger Agreement, use commercially reasonable efforts to cause the Target to) promptly supplement the Information and/or Sponsor Model (or portions thereof) so that (to your knowledge with respect to the Information and portions of the Sponsor Model concerning the Target and its subsidiaries) such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, the Lead Arrangers will be entitled to use and rely primarily on the Information and the Sponsor Model without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy and completeness of the Information or the Sponsor Model. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this “Information” paragraph, the provision of any supplement thereto, or the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or the initial funding of the Bridge Facility on the Closing Date.

You hereby acknowledge that the Lead Arrangers will make available a customary information package (including the Information Memorandum, a customary lender presentation and other customary marketing materials) (the “Information Package”) to the proposed syndicate of Lenders by posting such Information Package on IntraLinks, SyndTrak Online or other similar secure electronic means and the prospective Lenders will be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information within the meaning of the U.S. federal securities laws with respect to you, the Target, your or its respective subsidiaries or the respective securities of any of the foregoing or the Acquisition (“MNPI”)). The information to be included in the Information Package will contain only information that (i) is publicly available or would be made publicly available if you were to become a public reporting company (or, in the case of the Target, is made publicly available by the Target as a public reporting company) or (ii) is not material with respect to you, the Target or your or its respective subsidiaries or your or its respective securities for purposes of the U.S. federal securities laws. It is understood that in connection with your assistance described above, you will, or you will use your commercially reasonable efforts to cause the Target to, execute and deliver customary authorization letters that will be included in any Information Memorandum that (i) authorize the distribution of the Information Memorandum to prospective Lenders and (ii) contain customary representations to the Lead Arrangers as to the information contained therein and that the Information Package does not include MNPI. The Information Memorandum will contain customary language exculpating you, the Sponsors, the Company and your and their respective subsidiaries and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the contents of the Information Package by recipients thereof; provided that such exculpation of you, the Sponsors, the Company and your and their respective subsidiaries and your and their respective affiliates shall not impact the Lead Arrangers’ right to indemnification hereunder. You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers may distribute the following documents to all prospective Lenders (other than Disqualified Institutions) in the form provided to you and to your counsel a reasonable time prior to their intended distribution and provided that you have been given a reasonable opportunity to review such documents in advance of their intended distribution and comply with other disclosure obligations: (a) the Term Sheets and any “marketing term sheets”; (b) drafts and final definitive documentation with respect to the Bridge Facility; (c) administrative materials prepared by the Lead Arrangers or the Administrative Agent for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); (d) notification of changes in the terms of the Bridge Facility; and (e) with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the other materials intended for prospective Lenders after the initial distribution of Information.

3.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you, the Target and your and its respective subsidiaries and your and its respective businesses, the accuracy of which shall be a condition to the availability and the initial funding of the Bridge Facility on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties made by or on behalf of the Company and its subsidiaries in the Merger Agreement which are material to the interests of the Lenders, but solely to the extent that you or your applicable affiliate has the right not to consummate the transactions contemplated by the Merger Agreement or to terminate your (or its) obligations under the Merger Agreement as a result of a breach of such representations or warranties (the “Acquisition Representations”), (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability and the initial funding of the Bridge Facility on the Closing Date if the conditions set forth on Exhibit C to this Commitment Letter are satisfied and (iii) to the extent any Collateral or any security interest therein (other than to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (or equivalent) of the applicable jurisdiction of organization or by the delivery of stock certificates, together with undated stock powers executed in blank) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of security interests in such Collateral shall not constitute a condition precedent to the availability of the Bridge Facility on the Closing Date, but shall be required to be delivered and perfected within 60 days after the Closing Date (subject to extensions by the Administrative Agent in its sole discretion). The only conditions (express or implied) to the availability and the initial funding of the Bridge Facility on the Closing Date are those expressly set forth on Exhibit C to this Commitment Letter, and such conditions shall be subject in all respects to the provisions of this Section 3. For purposes hereof, “Specified Representations” means those representations and warranties set forth in the Loan Documents relating to: organizational existence and good standing of the Borrower and, if applicable, the Guarantors (the Borrower and the Guarantors together, the “Loan Parties”); organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Loan Documents) of the Loan Parties; due authorization, execution, delivery and enforceability of the relevant Loan Documents by the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of ParentCo and its subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to Exhibit C hereto); no conflicts of the Loan Documents with the charter documents of the Borrower and, if applicable, the Guarantors; Federal Reserve margin regulations; the Investment Company Act of 1940; the PATRIOT Act (as defined below); use of proceeds of borrowings under the Bridge Facility on the Closing Date not in violation of Foreign Corrupt Practices Act and OFAC; the status of the Bridge Facility and Guarantees as senior debt; and, subject to the Funding Conditions Provision (as defined below) and, subject to the first sentence of this paragraph and the limitations set forth in the Term Sheets, creation and perfection of security interests in the Collateral. This paragraph, and the provisions contained herein, is referred to as the “Funding Conditions Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bridge Facility, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Merger Agreement.

If the consummation of the issuance of the Senior Notes or other Securities in accordance with the terms hereof and the Fee Letter occurs prior to the Closing Date, the gross proceeds from the issuance of the Senior Notes (including any underwriting fee which shall be released to the Investment Banks only upon consummation of the Acquisition) shall be funded into an escrow account subject to customary escrow arrangements for high yield bond offerings to be mutually agreed.

4.	Fees; Indemnity; Costs and Expenses

As consideration for our commitments hereunder and our agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the applicable Term Sheet and in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

You agree (a) to indemnify and hold harmless each Lead Arranger, the Administrative Agent, each Lender and their respective affiliates and controlling persons and the respective partners, trustees, officers, directors, employees, agents, advisors, members and other representatives of each of the foregoing (and their successors and assigns) (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Bridge Facility or any related transaction contemplated hereby or thereby or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equityholders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one firm of counsel for all Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel for all such affected Indemnified Person(s) taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions)); provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons (as defined below) or (y) a material breach of the obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter, the Fee Letter or the Loan Documents or (ii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (or any of its Related Persons) other than any Proceeding against any Indemnified Person in its capacity or in fulfilling its role as the Administrative Agent or as Lead Arranger or similar role under the Bridge Facility, and (b) to reimburse us and each Indemnified Person, within 30 days following receipt of the relevant invoice (or on the Closing Date, to the extent invoiced at least three business days prior to the Closing Date, as provided herein), for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation (and with respect to third-party diligence expenses, to the extent any such expenses have been previously approved by you (such approval not to be unreasonably withheld, conditioned or delayed)), syndication expenses, travel expenses and, in the case of legal fees and expenses, the reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons taken as a whole and, if necessary and one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Indemnified Persons taken as a whole), in each case, incurred in connection with the Bridge Facility and the preparation or negotiation of this Commitment Letter, the Fee Letter, the Loan Documents and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses (except for reasonable and documented out-of-pocket legal fees and expenses up to a cap to be agreed) in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, without in any way qualifying your other obligations hereunder (including with respect to indemnity above), (i) no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except, in the case of any Indemnified Person or any of its Related Persons, to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, gross negligence, or bad faith of, or a material breach of this Commitment Letter, the Fee Letter or the Loan Documents by, such Indemnified Person or any of its Related Persons, respectively, and (ii) neither you, the Target or any of your or its respective affiliates or your or their respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing nor any Indemnified Person or any of its Related Persons shall be liable for any indirect, special, punitive or consequential damages in connection with the Bridge Facility, this Commitment Letter or the Fee Letter (including the use or intended use of the proceeds of the Bridge Facility) or the transactions contemplated hereby; provided, that this clause (ii) shall not limit your indemnification obligations herein to the extent that such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 4 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled (as determined by a court of competent jurisdiction in a final and non-appealable decision) to payment of such amounts in accordance with the terms hereof.

Notwithstanding anything herein to the contrary, any Indemnified Person shall always retain the right to participate in the defense of any Proceeding at its own expense.

You shall not, without the prior written consent of any affected Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing, or a failure to act by or on behalf of any Indemnified Person.

In respect of any judgment or order given or made for any amount due under this Commitment Letter, the Fee Letter or the transactions contemplated hereby that is expressed and paid in a currency (the “judgment currency”) other than dollars, you will indemnify each Indemnified Person against any loss incurred by such Indemnified Person as a result of any variation as between (i) the rate of exchange at which the dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which such Indemnified Person is able to purchase dollars with the amount of the judgment currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of you. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into dollars.

You further agree that no Commitment Party shall be responsible for the failure of any other Commitment Party to fund its commitment percentage of the Bridge Facility set forth herein, nor shall any Commitment Party be obligated to fund an amount in excess of its own commitment percentage of the Bridge Facility upon the failure of any other Commitment Party to funds its commitment percentage of the Bridge Facility.

For purposes hereof, a “Related Person” of an Indemnified Person means any (or all, as the context may require) of such Indemnified Person’s affiliates and controlling persons and its or their respective partners, trustees, directors, officers, employees, agents, advisors, members and other representatives.

5.	Conflicting Interests; Absence of Fiduciary Relationship

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the Transactions described herein and otherwise. You further acknowledge that the Commitment Parties are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the Transactions contemplated by this Commitment Letter or our or their other relationships with you in connection with the performance by us or them of services for other persons. You also acknowledge that neither we nor any of our affiliates have any obligation to use in connection with the Transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or them from other persons. In addition, subject to compliance by such affiliate with the terms hereof (including Section 7 hereof), each Commitment Party may employ the services of its respective affiliates (other than any Disqualified Institutions) in providing services and/or performing its obligations hereunder and may exchange with such affiliates information concerning the Target, you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder; provided, that such Commitment Party shall not be relieved of its obligations hereunder in the event that any affiliate through which it shall perform its obligations fails to perform the same in accordance with the terms hereof.

The Commitment Parties and their respective affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Company, the Investors (as defined in Annex I hereto) and you. You agree that each of the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party and you, the Company, your or their respective equityholders or your or their respective affiliates. You acknowledge and agree that (i) the Transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between us, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transactions, each of the Commitment Parties is acting solely as a principal and not as an agent or fiduciary of you, the Company, your or its management, equityholders or creditors or any other person, (iii) we have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the Transactions contemplated hereby or the process leading thereto (irrespective of whether we or any of our affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Please note that we and our affiliates do not provide tax, accounting or legal advice. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Lead Arrangers, the Commitment Parties and the Administrative Agent (each in its respective capacity as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any Transactions contemplated by this Commitment Letter.

6.	Assignments; Amendments

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) by you to the Borrower, or to other newly formed entities established by you in any jurisdiction reasonably acceptable to the Commitment Parties in connection with the Transactions (it being agreed that if such entities are organized under the laws of the Cayman Islands or the British Virgin Islands, such entities shall be deemed acceptable to the Commitment Parties) that shall, after giving effect to the Transactions, own, directly or indirectly, 100% of the capital stock of the Target, with all of your obligations and liabilities hereunder being assumed by the Borrower or such other entities upon the effectiveness of such assignment and (ii) by us as expressly contemplated by, and subject to the limitations set forth in, Section 1 and Section 2 above) without the prior written consent of each other party hereto, not to be unreasonably withheld, conditioned or delayed (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and, to the extent expressly provided in Section 4 above, the Indemnified Persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and, to the extent expressly provided in Section 4 above, the Indemnified Persons). Any and all obligations of, and services to be provided by, any of the Commitment Parties (including, without limitation, its commitments) may be performed and any and all rights of any of the Commitment Parties may be exercised by or through any of its affiliates (other than any Disqualified Institutions); provided, that, with respect to the commitments of each Commitment Party, any assignments thereof to an affiliate thereof will not relieve any such Commitment Party from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned (and then only to the extent of the amount so funded).

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	Confidentiality

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter and its terms or substance or the Fee Letter and its terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors and to your and their officers, directors, employees, attorneys, accountants, affiliates, auditors, agents and advisors, in each case, on a confidential and need-to-know basis, (b) if the Lead Arrangers consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, (in which case, you agree, to the extent practicable and not prohibited by law, (i) to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent practicable and permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter or any Loan Document or any action or proceeding relating to this Commitment Letter, the Fee Letter or any Loan Document, (e) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the Transactions, (f)(i) this Commitment Letter and the contents hereof and (ii) to the extent portions thereof have been redacted in a manner to be mutually agreed upon, the Fee Letter and the contents thereof, in each case, to the Company and its officers, directors, equityholders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (g) this Commitment Letter and the contents hereof to any Lender or participant or potential Lenders or potential participants and to equity investors, and, in each case, their directors, officers, employees, affiliates, auditors or other experts and advisors on a confidential and need-to-know basis, (h) this Commitment Letter, including the existence and contents thereof and the aggregate amount of fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts (i) to the extent customary or required in any syndication or other marketing materials, or any offering memorandum in a manner to be mutually agreed upon and (ii) in any proxy statement or similar public filing related to the Acquisition or in connection with any public disclosure requirement in a manner to be mutually agreed upon and (i) after your acceptance hereof, the Fee Letter and the contents thereof to any prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any reference to us or any of our affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is the earlier of the Closing Date and two years following the date on which this Commitment Letter has been accepted by you.

The Commitment Parties and their respective affiliates shall use all information provided to them or such affiliates in connection with the Acquisition and the related transactions (including any information obtained by them based on a review of the books and records relating to you or the Target or any of your or its respective subsidiaries or affiliates) solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Loan Documents and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent any such person from disclosing any such information (a) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule, regulation or compulsory legal process (in which case, we agree, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by law, to (i) notify you of the proposed disclosure in advance of such disclosure and, if we are unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent practicable and permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (b) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent that such information was, is or becomes publicly available other than by reason of improper disclosure by such Commitment Party, any of its affiliates or its or their respective Representatives (as defined below) thereto in violation of any confidentiality obligations owing to you, the Sponsors, the Company or any of its subsidiaries (including those set forth in this paragraph), (d) to the extent that such information (i) was or is received by a Commitment Party from a third party that is not, to such person’s knowledge, subject to confidentiality, fiduciary or other legal obligations owing to you, the Sponsors, the Company or any of your or their respective subsidiaries, or any of your or their respective affiliates or (ii) was already in such person’s possession (except to the extent received in a manner that would be restricted by the immediately preceding clause (i)) or is independently developed by such person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph, (e) to the Commitment Parties’ respective members, partners, directors (or equivalent managers), officers, employees, trustees, members, agents, attorneys, accountants, independent auditors and other experts and advisors (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who (unless otherwise bound by professional obligations of confidentiality) are or have been advised of their obligation to keep information of this type confidential, (f) to any Commitment Party and to any Commitment Party’s affiliates and any of their respective Representatives (other than any affiliate or Representative that is a Disqualified Institution) on a need-to-know basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph, (g) for the purposes of establishing a “due diligence” defense, (h) subject to your prior approval of the information to be disclosed (not to be unreasonably withheld, conditioned or delayed) and subject to customary confidentiality obligations of ratings agencies, to Fitch or S&P in connection with obtaining a rating required pursuant to this Commitment Letter and/or the Bridge Facility, as applicable, (i) to any direct or indirect contractual counterparty to any credit default swap, total rate of return swap or similar derivative product (other than a Disqualified Institution), (j) to potential or prospective Lenders, participants or assignees (in each case, other than a Disqualified Institution), (k) in connection with exercising any remedies hereunder or under any Loan Documents or any action or proceeding relating to this Commitment Letter, the Fee Letter or any Loan Document or the enforcement of rights hereunder or thereunder or (l) to the extent you have consented to the proposed disclosure in writing; provided, further, that the disclosure of any such information pursuant to clauses (i) and (j) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or market standards for dissemination of such type of information, in the event of any electronic access through IntraLinks, SyndTrak Online, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Institution. In addition, the Commitment Parties may disclose the existence of the Bridge Facility and the information about the Bridge Facility to market data collectors and services providers to the Commitment Parties in connection with the administration and management of the Bridge Facility. The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof unless earlier superseded by the relevant definitive documentation governing the Bridge Facility.

8.	USA PATRIOT Act

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), the Administrative Agent, the Commitment Parties and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding such person that will allow any of the Administrative Agent, the Commitment Parties or such other Lender to identify such person in accordance with the PATRIOT Act and other applicable anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Administrative Agent and each Lender. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.

9.	Miscellaneous

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties hereto with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject to the conditions precedent provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter contained therein.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile transmission or other electronic transmission (e.g., “pdf”, “tiff” or similar format) shall be effective as delivery of a manually executed counterpart hereof. Section and paragraph headings in this Commitment Letter are included for convenience of reference only and shall not affect the interpretation of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter (whether in tort, contract (at law or in equity) or otherwise) and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby and thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such person is or may be subject, by suit upon judgment. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to such person at its address above shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of ParentCo, Merger Sub and the Borrower hereby appoints Cogency Global Inc. as its agent for service of process for purposes of the submission to jurisdiction set forth above.

10.	Acceptance; Termination; Survival

The provisions of the Fee Letter, the provisions hereof relating to syndication in Section 2, reimbursement and indemnification in Section 4, conflicts of interest and absence of fiduciary relationship in Section 5, confidentiality in Section 7, and jurisdiction, governing law, and waiver of jury trial in Section 9 and this Section 10 shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than those relating to (w) confidentiality (which obligations shall survive only to the extent provided in Section 7 above), (x) the syndication of the Bridge Facility (which obligations shall survive only until the expiration of the Syndication Period, at which time such obligations shall terminate and be of no further force and effect), (y) indemnification (which obligations shall survive only until the Closing Date to the extent such obligations are covered by the Loan Documents, and, if so, shall be superseded by the Loan Documents) and (z) the waiver of jury trial in Section 9), shall automatically terminate and be of no further force and effect (and, if applicable, be superseded by the Loan Documents) on the Closing Date and you shall be automatically be released from all liability in connection therewith at such time. All fees payable to the Commitment Parties under the Commitment Letter, the Term Sheets and the Fee Letter shall be payable in immediately available funds free and clear of, and without deduction for, any and all present or future applicable taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, except to the extent otherwise required by law.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the undersigned executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., Hong Kong time, on April 20, 2018. Our commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., Hong Kong time on such earlier date, this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate upon the first to occur of: (i) the date that is five business days after the Termination Date (as defined in the Merger Agreement (it being understood and agreed that the Termination Date shall not be later than October 12, 2018)); (ii) the date of the termination of the Merger Agreement in accordance with its terms by you or with your written consent, in each case prior to the closing of the Acquisition; and (iii) the date of the closing of the Acquisition, unless, in each case, we shall, in our sole discretion, agree to an extension; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder in full but not in part at any time upon written notice to them from you, subject to your surviving obligations as set forth in the preceding paragraph of this Commitment Letter.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Jennifer DeFazio
	Name:	Jennifer DeFazio
	Title:	Authorized Signatory

Signature Page to Commitment Letter

DEUTSCHE BANK AG, SINGAPORE BRANCH

By:	/s/ Jacob Gearhart
Name: Jacob Gearhart
Title: Managing Director

By:	/s/ Ananda Chakravorty
Name: Ananda Chakravorty
Title: Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first above written:

TEAMSPORT PARENT LIMITED

By:	/s/ Kirti Ram Hariharan
Name: Kirti Ram Hariharan
Title: Director

Signature Page to Commitment Letter

SCHEDULE I

BRIDGE FACILITY COMMITMENTS

Commitment Party	Bridge Facility
MSSF	70%
DB	30%

ANNEX I

PROJECT TEAMSPORT

Transaction Summary

MBK Partners HK Limited (together with its controlled affiliates, including its affiliated private equity funds, “MBKP”), Baring Private Equity Asia Pte. Ltd. (together with its controlled affiliates, including its affiliated private equity funds, “Baring”) and Redstone Capital Management (Cayman) Limited (together with MBKP and Baring, the “Sponsors”) and certain other investors, which may include members of management of the Target and its subsidiaries and certain equityholders of the Target (such other investors, the “Rollover Shareholders” and, together with the Sponsors, collectively, the “Investors”), intend to acquire the Target, all as set forth in the Merger Agreement. In connection therewith:

•	ParentCo and Merger Sub will enter into the Merger Agreement with the Target, pursuant to which Merger Sub will merge with and into the Target, with the Target continuing as the surviving entity and becoming a wholly owned subsidiary of ParentCo;

•	on or prior to the Closing Date, the Company shall (i) solicit the consent of holders of at least a majority in aggregate principal amount the 2022 Notes to amend the indenture governing the 2022 Notes (the “2022 Indenture”) in accordance with the Consent Solicitation and (ii) (x) solicit the consent of holders of at least a majority in aggregate principal amount of the 2018 Notes to amend the indenture governing the 2018 Notes in accordance with the Consent Solicitation and/or (y) redeem or otherwise repurchase the 2018 Notes;

•	the Sponsors will make cash equity contributions, directly or indirectly, to ParentCo (the “Sponsor Equity Contribution”) and the Rollover Shareholders will make non-cash equity contributions, directly or indirectly, to ParentCo that will be retained, converted or in the form of “rollover equity” (together with the Sponsor Equity Contribution, the “Equity Contribution”);

•	ParentCo (or to the extent the OpCo Bridge Conditions are satisfied on or prior to the Closing Date, Merger Sub) will issue senior notes (the “Senior Notes”) or other Securities, or to the extent such Senior Notes or other Securities are not issued on or prior to the Closing Date, borrow the Initial Bridge Loans under the Bridge Facility on the terms set forth in the applicable Term Sheet; and

•	the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including funding any original issue discount (“OID”) and upfront fees (the “Transaction Costs”) will be paid.

Capitalized terms used but not defined in this Annex I shall have the meanings set forth in the other exhibits to the Commitment Letter to which this Annex I is attached or in the Commitment Letter. For purposes of the Commitment Letter and the Fee Letter, the “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver by the Lead Arrangers of the relevant conditions set forth on Exhibit C of the Commitment Letter and (i) the concurrent issuance of the Senior Notes or other Securities (or, to the extent funded into escrow, the release of proceeds therefrom in connection with the consummation of the Acquisition) or, (ii) to the extent the Senior Notes or other Securities have not been issued, the initial funding under the Bridge Facility.